Exhibit 10.25

ALTERA CORPORATION

AMENDMENT TO CHANGE IN CONTROL SEVERANCE AGREEMENT

FOR JOHN DAANE

Effective May 12, 2004, Section 3 of the Change in Control Severance Agreement (“Agreement”) entered into between Altera Corporation and John Daane on November 30, 2000, is hereby amended and replaced in its entirety as follows:

3. Severance Upon the Occurrence of a Trigger Event. In the event of the occurrence of a Trigger Event, you shall receive from the Company within thirty (30) days of the date of termination the ‘Change in Control Severance Package,’ as hereinafter defined. The Change in Control Severance Package shall consist of (i) payment equivalent to twenty-four months of your then-current base salary, (ii) a bonus equivalent to two times your target bonus, if any, for the fiscal year in which the Change in Control occurs, and (iii) accelerated vesting of all options and restricted shares which have been granted or issued at least six months prior to the Change in Control. You shall have one (1) year from the date of termination to exercise any stock options for which vesting is accelerated pursuant to subsection (iii). The Change in Control Severance Package (or Limited Payment Amount, as defined in Section 4) provided for herein shall be paid in lieu of any other severance to you.”

All other terms and conditions of the Agreement remain unchanged.

IN WITNESS WHEREOF, the Parties have executed this Amendment on the respective dates set forth below.

JOHN DAANE		ALTERA CORPORATION

/s/ John Daane		By:	/s/ William E. Terry
William E. Terry
Chairman, Compensation Committee

Date:	____________	Date:	____________